Exhibit (h)(1)



                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT


       THIS AGREEMENT is made as of this ___ day of ____________, 2006, by and between Nakoma Mutual Funds, a Delaware statutory trust (the "Trust"), and UMB Fund Services, Inc., a Wisconsin corporation (the "Administrator").

       WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and is authorized to issue shares of beneficial interests (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

       WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and Fund accounting services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and Administrator may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as the "Fund" or collectively "the Funds" as appropriate).

       NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.     APPOINTMENT

       The Trust hereby appoints the Administrator as administrator and fund accountant of the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.     SERVICES AS ADMINISTRATOR

       (a) Subject to the direction and control of the Trust's Board of Trustees and utilizing information provided by the Trust and its current agents and service providers, the Administrator will provide the services listed on Schedule B hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

       (b) The Trustees of the Trust shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents for the Fund to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Fund and the Trust as necessary and/or appropriate or as reasonably requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an authorized officer or representative of the Fund or by any of the aforementioned persons. Fees charged by such persons shall be an expense of the Trust. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust. As used in this Agreement, the term "investment adviser" includes all sub-advisers or persons performing similar services.

       (c) To the extent required by Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Trust pursuant to its duties hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Subject to the terms of Section 6, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Administrator for the Trust.

       (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Trust. The Trust shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Trust. The Administrator shall price the securities and other holdings of the Trust for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Trust shall approve, in good faith, the method for determining the fair value of the securities. The Trust's investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. The Administrator is authorized to rely on the prices provided by such service(s) or by the Trust's investment adviser(s) or other authorized representative of the Trust without investigation or verification.

(e) The Trust's Board of Trustees and the Fund's investment adviser have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2002, the Sarbanes Oxley Act of 2002, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. The Administrator's monitoring and other functions hereunder shall not relieve the Trust and the investment adviser of their primary responsibility for assuring such compliance.

(f) The Trust hereby certifies that the Fund is lawfully eligible for sale in each jurisdiction indicated for the Fund on the list furnished to the Administrator as of the date of this Agreement and as such list may be updated from time to time.

3.     FEES; DELEGATION; EXPENSES

       (a) In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Administrator a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule C hereto. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current services, or to add funds for which the Administrator has been retained. Any such new fees shall be negotiated in good faith by the parties.

(b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Trust's Prospectuses and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another Fund or investment company, any accrued fees shall be immediately payable.

(c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of Trust officers and Trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund's shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Trust, will be borne by the Fund's investment adviser, except for such expenses permitted to be paid by the Trust under a distribution plan adopted in accordance with applicable laws. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Trust.

(d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Trust agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period.

4. PROPRIETARY AND CONFIDENTIAL INFORMATION

         (a) The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Fund's shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Fund, the Administrator will notify the Trust promptly and endeavor to secure instructions from a representative of the Trust as to such inspection. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.

         (b) The Administrator hereby acknowledges that in the normal course of its provision of services to the Fund it will come into possession of material nonpublic information concerning the Fund. Such information may include portfolio holdings, trading strategies and pending transactions not generally known to the public. The Administrator acknowledges and agrees that it has duties of confidentiality and care with respect to such material nonpublic information. The Administrator represents that it has implemented effective policies and procedures designed to safeguard such information and to ensure that no employee or other representative trades on such information, communicates it to others, except as contemplated by this Agreement, or otherwise misuses it.

5.     LIMITATION OF LIABILITY

              (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Trust, or from a representative of any of the parties referenced in Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Trust's investment adviser(s) or representatives of the Trust, or (iii) any action taken or omission by a Fund, the Trust, investment adviser(s) or any current service provider.

              (b) The Administrator shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Fund's reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond the Administrator's control include, without limitation, force majeure events. In the event of force majeure, computer or other equipment failures or similar events beyond its reasonable control, the Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use commercially reasonable efforts to minimize any service interruption.

              (c) The Trust agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the "Indemnified Parties") from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a "Claim") arising out of or in any way relating to (i) the Administrator's actions or omissions except to the extent a Claim resulted from the Administrator's willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator's reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Trust, or (iii) any action taken by or omission of the Trust, investment adviser(s) or any past or current service provider.

              (d) In no event and under no circumstances shall the Administrator, its affiliates or any of its or their officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.     TERM

              (a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect with respect to each Fund until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.

              (b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Trust.

              (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of a Fund or the Trust, the Administrator shall deliver the records of the Fund(s) and/or Trust as the case may be, in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Trust or person(s) designated by the Trust at the Trust's cost and expense, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor Fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund(s), and the Trust requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

              (d) Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control, as hereinafter defined, of the Trust's investment adviser or sponsor, the Trust's ability to terminate this Agreement pursuant to this
Section 6 shall be suspended from the time of such agreement until six months after the Change of Control. For purposes of this Agreement, a "Change of Control" of the investment adviser or sponsor means a change in ownership or control of more than fifty percent (50%) of the common stock or shares of beneficial interest of such investment adviser or sponsor or its parent company.

7.     NON-EXCLUSIVITY

       The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Administrator or its affiliates may enter into other agreements with such other entities.

8.     GOVERNING LAW; INVALIDITY

       This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.     NOTICES

       Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Trust shall be sent to Nakoma Mutual Fund, 525 Junction Road, Suite 8600, Madison, WI 53717,
Attention: Dan Pickett.


10.    ENTIRE AGREEMENT

       This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.    TRUST LIMITATIONS

       This Agreement is executed by the Trust with respect to each of the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Fund's Declaration of Trust is on file with the Secretary of State of Delaware.

12. MISCELLANEOUS

(a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(b) The Trust hereby grants to the Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

(c) The Administrator shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, the Administrator shall provide evidence that coverage is in place. The Administrator shall notify the Fund should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled and not replaced.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


                              NAKOMA MUTUAL FUND
                              (the "Trust")

                              By:_______________________________________
                                    President



                              UMB FUND SERVICES, INC.
                              ("Administrator")


                              By:_______________________________________
                                     Executive Vice President

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                                   SCHEDULE A
                                     TO THE
                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
                                 BY AND BETWEEN
                               NAKOMA MUTUAL FUND
                                       AND
                             UMB FUND SERVICES, INC.


                                  NAME OF FUND

                      SERIES A- NAKOMA ABSOLUTE RETURN FUND





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                                   SCHEDULE B
                                     TO THE
                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
                                 BY AND BETWEEN
                               NAKOMA MUTUAL FUND
                                       AND
                             UMB FUND SERVICES, INC.



                                    SERVICES


Subject to the direction and control of the Trust's Board of Trustees and utilizing information provided by the Trust and its agents, the Administrator will:

o provide office space, facilities, equipment and personnel to carry out its services hereunder;

o prepare and file with the Securities and Exchange Commission the semi-annual reports for the Fund on Form N-SAR and Form N-CSR, quarterly reports on Form N-Q and all required notices pursuant to Rule 24f-2; and

o prepare and review financial statements for the Fund's Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Adviser;

o assist in the preparation for execution by the Trust and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust's custodian or transfer agent, subject to the review and approval of the Trust and the Trust's independent accountants;

o prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Trust and the Trust's independent accountants;

o provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefor) and any amendments thereto, subject to the review of Trust counsel;

o calculate performance data of the Fund for the Adviser and for dissemination to information services as directed in writing by the Adviser;

o determine and periodically monitor each Fund's income and expense accruals and cause all appropriate expenses to be paid from Trust assets on proper authorization from the Trust;

o calculate income factors and daily net asset values of each Fund (i) in accordance with the Trust's operating documents as provided to the Administrator, and (ii) based on security valuations provided by the Trust, the Trust's investment adviser, and pricing service(s), as provided herein;

o    maintain all general ledger accounts and related subledgers;

o assist in the acquisition of the Trust's fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

o from time to time as the Administrator deems appropriate, check each Fund's compliance with the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Trust's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);

o maintain, and/or coordinate with the other service providers the maintenance of, the accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act;

o prepare and file state securities qualification/notice compliance filings, with the advice of the Trust's legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained; and monitor such threshold and communicate with the Adviser as necessary;

o develop with legal counsel and secretary to the Trust an agenda, compile and transmit board books, attend meetings (if requested) of the Fund's Board of Trustees and the committees thereof and prepare minutes of all such meetings;

o    prepare Form 1099s for Trustees and other Fund vendors;

o calculate dividend and capital gains distributions subject to review and approval by the Trust and its independent accountants;

o provide for and coordinate the layout and printing of publicly disseminated prospectuses and the Fund's semi-annual and annual reports to shareholders, to the extent hired, and subject to separate project management fees;

o in connection with its duties under this Agreement, use reasonable efforts to cooperate with all reasonable requests of the Fund related to the Fund's administration and monitoring of the Fund's compliance program as adopted by the Board of Trustees pursuant to Rule 38a-1 under the Investment Company Act of 1940 as amended, a copy of which has been provided to the Administrator; and

o generally assist in the Trust's administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such actions, those actions taken shall be deemed part of the Schedule B.

                                   SCHEDULE C
                                     TO THE
                  ADMINISTRATION AND FUND ACCOUNTING AGREEMENT
                                 BY AND BETWEEN
                           NAKOMA ABSOLUTE RETURN FUND
                                       AND
                             UMB FUND SERVICES, INC.


ANNUAL ASSET-BASED FEES (PER PORTFOLIO)
o      Up to $250 million in assets                     10.0* basis points, plus
o      Next $250 million in assets                       7.5* basis points, plus
o      Next $250 million in assets                       5.0* basis points, plus
o      Assets over $750 million                                3.0* basis points

* For more complex Fund (e.g., international, mortgage-backed, etc.) add 2 basis points. Master-feeder Fund and Fund that are hedged (i.e., more than 10%) require customized pricing.

MINIMUM MONTHLY FEE
o      Per Fund                                                         $6,250**

Minimum fees are aggregated and applied pro-rata across all Fund.

** The Administrator will waive 50% of the minimum fees for portfolios under $25 million and waive 25% of the minimum fees for portfolios between $25 million and $50 million during the first year of operations.

MULTI-CLASS
Per class, per month                                                      $1,500

SPECIAL PROJECTS AND SERVICES                                          $150/hour

OUT-OF-POCKET EXPENSES AND OTHER RELATED EXPENSES
Out-of-pocket expenses include but are not limited to: portfolio pricing services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; photocopying; storage fees for Fund records; express delivery charges; and travel on behalf of Fund business. Other expenses include pricing of securities, which will be charged in accordance with the Administrator's current pricing schedule, as well as fees for research services and other service interface fees.


The minimum annual fee is subject to an annual escalation equal to the increase in the Consumer Price Index-Urban Wage Earners (CPI). The escalation will be effective beginning one year from the date of this Agreement (the "Anniversary Date") and on the corresponding Anniversary Date each year thereafter.



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